Exhibit 99.1
VODAFONEZIGGO RECEIVES EU COMMISSION CLEARANCE FOR TOWER SALE

Denver, Colorado; Amsterdam, NL – October 14, 2026

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) welcomes EU commission clearance of its sale of VodafoneZiggo’s passive tower assets to DigitalBridge, TD Greystone Infrastructure and L&G.

Liberty Global continues to anticipate the deal closing [by year-end], with total consideration of €669 million as part of the targeted €1.2-1.4 billion of non-core asset disposals to support the intended listing of Ziggo Group in Amsterdam in the middle of 2027 pursuant to a spin-off transaction, as previously announced. Proceeds from the tower sale are to be used to support de-leveraging at VodafoneZiggo.

Mike Fries, Chairman and CEO of Liberty Global, said: “We welcome the swift EU Commission clearance regarding the sale of our Dutch towers which represents another important step towards the compelling listing of Ziggo Group next year. We can confirm that proceeds will be used for de-leveraging at VodafoneZiggo alongside free cash flow generation ahead of the spin-off.

“VodafoneZiggo’s ‘How we win plan’ has driven record commercial momentum during the third quarter of 2026, with the best broadband net adds performance since 2019. Furthermore, VodafoneZiggo had overall revenue growth during the third quarter of 2026, supported by strong value proposition for broadband customers.

“This is alongside the exciting launch this week of internet speeds of up to 8Gbps in The Netherlands following the network’s upgrade to DOCSIS 4 technology which was completed in a record 18 months. This innovative use of new technology has future proofed the local network without the need for expensive digging.”

Liberty Global will release its third quarter 2026 results on the morning of Tuesday, November 3, 2026. You are invited to join in its Investor Call, which will begin at 09:00 a.m. (Eastern Time). During the call, management will discuss the Liberty Global’s results and may provide other forward-looking information.

ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of two complementary platforms: Liberty Telecom and Liberty Growth.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of $22  billion, including approximately $13 billion from the nonconsolidated VMO2 joint venture and $9 billion* from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies and funds valued at $3.4 billion.**

Together, these platforms reflect Liberty Global’s focus on operating, enabling and investing in businesses with strong strategic fit and the potential to deliver sustainable long‑term returns.

*Includes 100% of the revenue of the VodafoneZiggo JV. Upon acquisition of Vodafone's 50% interest, Liberty Global began consolidating VodafoneZiggo in July 2026.
**As independently valued as of December 31, 2025.

ABOUT ZIGGO GROUP

Ziggo Group is a newly established Benelux champion in connectivity, entertainment and digital services, bringing together Liberty Global's interests in VodafoneZiggo and Telenet.

With 13 million customers and €6.6 billion in revenue, Ziggo Group combines strong national businesses in the Netherlands, Belgium and Luxembourg with greater scale at Group level.

The Group develops the shared strengths in technology, innovation and capital that multiply what each business can achieve on its own. This enables VodafoneZiggo and Telenet to invest more, move faster and grow in their own markets, where they remain fully responsible for their customers, people, culture and performance.

Ziggo Group is preparing for an intended listing on Euronext Amsterdam in mid-2027. Find out more at ziggogroup.com.

FORWARD LOOKING STATEMENT

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the combination of Liberty Global’s interests in VodafoneZiggo and Telenet into a new holding company to be named Ziggo Group, the potential listing of the Ziggo Group shares for trading (together, the “Transaction”), the performance of Ziggo Group following the Transaction, expectations regarding VodafoneZiggo’s operating and financial results, timing of the sale of VodafoneZiggo’s passive tower assets and other information and statements that are not historical fact. These forward-looking statements are subject to certain risks and uncertainties, some of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by these statements. Such risks and uncertainties include the risk that we do not receive shareholder approval for certain aspects of the Transaction and/or related matters, our ability to satisfy the other conditions to the Transaction on the expected timeframe or at all, the approval of the shares of Ziggo Group for listing on the relevant stock exchange and the development of a trading market for them, the Liberty Global Board of Directors’ discretion to decide not to complete the Transaction for any reason, our ability to realize the expected benefits from the Transaction, unanticipated difficulties or costs in connection with the Transaction, Ziggo Group’s ability to successfully operate as an independent public company and maintain its relationships with material counterparties after the Transaction and other factors detailed from time to time in Liberty Global’s most recently filed Annual Report on Form 10-K and in Liberty Global’s other filings with the SEC, as it may be updated or supplemented from time to time by our quarterly reports and other subsequent filings.

These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You are cautioned not to place undue reliance on any forward-looking statement.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Pádraig McGarrigle +44 7474 736967
Lewis Chong +44 7927 583187